CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the references to our firm in this Registration Statement on Form N-1A of Westwood LBRTY International Equity ETF, Westwood LBRTY Global Equity ETF and Westwood LBRTY Emerging Markets Equity ETF, each a series of Ultimus Managers Trust, under the heading “Investment Advisory and Other Services” in the Statement of Additional Information.

COHEN & COMPANY, LTD.

Philadelphia, Pennsylvania

March 11, 2025